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                                                                    EXHIBIT 10.4

                                                                         5/15/98

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                   MODIFIED AND RESTATED EMPLOYMENT AGREEMENT

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1.0      PARTIES AND DATE

         1.1 Parties. The parties to this modified and restated employment agreement (this "agreement") are Kitty Hawk, Inc. ("Kitty Hawk") and Tilmon J. Reeves ("Reeves").

         1.2      Date.  This agreement is dated and effective April 27, 1998.

2.0      RECITATIONS AND ACKNOWLEDGMENTS

         2.1 Previous Employment Agreements. Reeves has been employed by Kitty Hawk since on or about February 24, 1992 under written employment agreements, the most recent of which, dated and effective October 27, 1994, was amended by a modification agreement dated and effective December 31, 1995. Reeves is president of Kitty Hawk, a member of its board of directors, and its chief operating officer. This agreement supersedes, modifies and restates all previous employment agreements between Reeves and Kitty Hawk.

         2.2 Previous Stock Option and Life Insurance Agreement. Reeves and Kitty Hawk were also parties to a Stock Option and Life Insurance Agreement (the "1995 option agreement") dated and effective December 31, 1995, under which among other things Kitty Hawk granted stock options to Reeves and provided certain life-insurance benefits to Reeves while the options were outstanding. This agreement does not supersede the 1995 option agreement, but Reeves acknowledges that all of his stock options under the 1995 option agreement have been exercised, and that Kitty Hawk has no further obligations to Reeves under the 1995 option agreement.

3.0      TERMS OF EMPLOYMENT

         3.1 Responsibilities. Reeves will be president of Kitty Hawk, and president of its subsidiaries, Kitty Hawk Aircargo, Inc. ("Aircargo") and American International Airways, Inc. ("AIA"), will report to M. Tom Christopher ("Christopher"), Kitty Hawk's chief executive officer, and will be subject to the direction of Kitty Hawk's board of directors, but he will have authority commensurate with his responsibilities. Reeves will have primary responsibility for the operational success of Aircargo and AIA, and is expected to continue to be involved in all of Kitty Hawk's business, and to play a major role in the success of the entire enterprise. Both Reeves and Kitty Hawk expect Reeves' responsibility, authority and compensation to be adjusted from time to time as determined by Kitty Hawk's board of directors and the Compensation Committee of the board of directors, but not to be less than the minimum basic annual compensation under paragraph 3.2.


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         3.2      Annual Compensation. Reeves' basic annual compensation ("basic annual compensation") at and after the effective date of this agreement shall not be less than $400,000.00, payable in equal monthly installments. His basic annual compensation may otherwise be adjusted from time to time. He will be entitled to the benefits of Kitty Hawk's Annual Incentive Compensation Plan as it is in effect from time to time, and he may be paid other bonus compensation from time to time based upon his performance and the success of the Kitty Hawk enterprise, all as determined by the Compensation Committee of the board of directors.

         3.3 Fringe Benefits. Reeves shall receive the employee fringe benefits that are generally available to all Kitty Hawk employees, and such other fringe benefits as may be determined from time to time by the Compensation Committee of the board of directors.

         3.4 Medical Insurance. During his employment under this agreement and thereafter so long as he lives, Kitty Hawk will provide to Reeves at no cost to Reeves medical and hospitalization insurance coverage at least substantially equivalent to the coverage that is now provided to Reeves under Kitty Hawk's current employee medical plans.

         3.5 Stock Options. In consideration of Reeve's promises and employment under this agreement, and to supply additional incentives for his continuing contributions to Kitty Hawk's success, Kitty Hawk grants to Reeves the special options for the purchase of Kitty Hawk shares, upon the terms and conditions, and subject to the limitations of the option agreement (the "1998 option agreement") contained in Exhibit A, which is attached to this agreement and incorporated as part of it.

         3.6      Proprietary information.

         A. Reeves has had and will have extensive access to and use of, and has played and will play a material role in developing, the confidential business and proprietary information of Kitty Hawk and its customers, and Kitty Hawk's confidential business practices and procedures (collectively, "Kitty Hawk's proprietary information"). Kitty Hawk's proprietary information includes but is not limited to Kitty Hawk's dynamic data base concerning air cargo aircraft in charter service and suppliers of ground handling and delivery services, customer lists and agreements, vendor lists, employee data, competitor data, price and tariffs lists, bids and quotations, aircraft use and maintenance scheduling procedures, phone lists, computer programs, documents, letters, memoranda, financial information, commission arrangements, and other specialized and confidential business arrangements and practices. Kitty Hawk relies upon its proprietary information for competitive advantage in its markets. Unauthorized disclosure, copying, destruction or removal of Kitty Hawk's proprietary information, or its use for the benefit of Kitty Hawk's competitors, could severely and irreparably damage Kitty Hawk.


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         B.       Reeves shall while in Kitty Hawk's employ diligently safeguard
                  Kitty Hawk's proprietary information; and when leaving Kitty Hawk's employment for whatever reason, shall surrender to Kitty Hawk all written or recorded evidence of Kitty Hawk's proprietary information in Reeves's possession.

         C. After leaving Kitty Hawk's employment for whatever reason, Reeves shall never disclose Kitty Hawk's proprietary information unless Kitty Hawk's chief executive officer expressly authorizes the disclosure in writing.

         3.7 Covenant Not to Compete. To further protect Kitty Hawk's proprietary information, Reeves agrees that upon termination of Reeves' employment with Kitty Hawk for whatever reason, Reeves shall not engage in the air cargo charter-management, or charter brokerage business, or in the business of ad hoc or scheduled carriage of air freight under FAA Part 121 or Part 135 certificate, within the United States for three years following such termination, either directly or indirectly, whether as an employee, agent, consultant, broker, partner, principal, director or otherwise. Reeves further waives and releases any future claim against Kitty Hawk for attempting to enforce Reeves's covenant not to compete if Kitty Hawk does so in the good faith belief that the covenant is enforceable and that Reeves has breached or contemplates breaching it.

         3.8 Termination. Both Kitty Hawk and Reeves shall have the right to terminate this employment agreement with or without cause.

         A. If Reeves terminates the agreement without material breach by Kitty Hawk, Reeves shall waive all rights to any compensation under this agreement that would otherwise have been payable after the termination.

         B. If Kitty Hawk terminates his employment without material breach by Reeves, Reeves shall be entitled as his exclusive remedies to (i) 100% of the basic annual compensation he would have received through the fifth anniversary of this agreement, payable when it would have been paid in the absence of termination, (ii) the medical insurance benefits provided under P. 3.4, and (iii) his rights under the 1998 option agreement.

         C. If because of disability Reeves becomes unable to perform his duties under his employment, or if Reeves dies during his employment under this agreement, his annual compensation shall cease.

4.0      GENERAL PROVISIONS

         4.1 Amendments. To amend this agreement, Kitty Hawk and Reeves must sign a written amendment that identifies by paragraph number the provision that it purports to amend. No noncomplying course of dealing or waiver shall be construed to amend this agreement.


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         4.2      Construction. This agreement has been executed and delivered in Texas, whose substantive law (excluding conflict of laws rules that might apply the substantive law of another jurisdiction) shall govern its effect and construction, except that Delaware corporate law shall govern the internal affairs of Kitty Hawk and other corporate matters where applicable. No rule of construction resolving ambiguity against a drafting party shall apply. This agreement binds and benefits the parties and their respective heirs, personal representatives, successors and assigns. Reeves agrees that his obligations under this agreement to protect Kitty Hawk's proprietary information are in addition to Reeves's implied obligations under Texas law, and that all of those obligations may be enforced by equitable remedies, such as injunction, as well as by damages resulting from their breach. If any provision of this agreement is invalid or unenforceable, the remaining provisions shall nevertheless be enforceable.

         4.3 Binding Agreement to Arbitrate Disputes. All disputes under or relating to this agreement must be resolved exclusively by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") in effect at the time the arbitration proceeding commences; except that (i) the locale of any arbitration shall be Dallas, Texas, (ii) the arbitrator or arbitrators shall with any final award supply written findings of fact and conclusions of law, and (iii) any party may seek from a court of competent jurisdiction any provisional remedy that may be necessary to protect its rights or assets pending the commencement of the arbitration or its determination of the merits of the controversy. The arbitration award shall be final and binding on all parties, and judgment upon such arbitration award may be entered in any court having jurisdiction. A prevailing party in arbitration or litigation about this agreement shall be entitled to recover its reasonable attorneys' fees and costs.




                                        -------------------------------
                                        TILMON J. REEVES

                                        KITTY HAWK, INC.



                                        By:
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                                             M. Tom Christopher,
                                             Chairman of the Board and
                                             Chief Executive Officer